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
Pricing Supplement dated January 24, 1997                                    Rule 424(b)(3)
(To Prospectus dated July 8, 1996 and                                        File No. 333-05701
Prospectus Supplement dated October 30, 1996)

                                ADVANTA CORP.
                   MEDIUM-TERM NOTES, SERIES D - FIXED RATE

======================================================================================================
Principal Amount:  $10,000,000                                      Interest Rate: 6.980%
Agent's Discount or Commission:  $45,000                            Stated Maturity Date:  01/29/2002
Net Proceeds to Issuer:  $9,955,000                                 Original Issue Date:  01/29/97
Issue Price: 100%                                                   Trade Date:  01/24/97
======================================================================================================
Interest Payment Dates:   July 29, 1997 and the                     Cusip No.:  00756QDP0
                          29th day of each January
                          and July thereafter

Day Count Convention:

         [X]    30/360 for the period from 01/29/97  to 01/28/2002

         [ ]    Actual/360 for the period from       to

         [ ]    Actual/Actual for the period from    to

Redemption:

         [X]    The Notes cannot be redeemed prior to the Stated Maturity Date.

         [ ] The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
                Initial Redemption Percentage:
                Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the principal amount.

Optional Repayment:

         [X]    The Notes cannot be repaid prior to the Stated Maturity Date.

         [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                Option Repayment Dates:
                Repayment Price: ____%

Currency:

         Specified Currency:  United States Dollars
           (If other than U.S. dollars, see attached)
         Minimum Denominations:
           (Applicable only if Specified Currency is other than U.S. dollars) Original Issue Discount:
                          [ ]     Yes      [X]     No

         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:
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Form:

         [X]    Book Entry                                 [ ]    Certificated

Agent acting in the capacity as indicated below:

         [X]    Agent                                      [ ]    Principal

If as Principal:

         [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         [ ] The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

If as Agent:

        The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

[ ]     Other Provisions:  Goldman Sachs & Co.

         [X] Salomon Brothers Inc

                 [ ] Bear, Stearns & Co. Inc.

                             [ ] CS First Boston

                                      [ ] Donaldson, Lufkin & Jenrette
                                            Securities Corporation

                                                       [ ] Merrill Lynch & Co.